[SHEARMAN & STERLING LETTERHEAD]                   EXHIBIT 8.1



                                          February 22, 1999




Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121

Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $2,000,000,000 principal amount of its 5 3/4% Notes due February 23, 2004, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation of Non-United States Persons -- Income and Withholding Tax" in the Prospectus Supplement dated February 18, 1999 relating to registration statement no. 333-50611, to which registration statement this consent is an exhibit.


                                        Very truly yours,


                                        /s/Shearman & Sterling